UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2004

FIVE STAR QUALITY CARE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

1-16817 (Commission File Number)	04-3516029 (I.R.S. Employer Identification No.)

400 Centre Street, Newton, Massachusetts (Address of Principal Executive Offices)	02458 (Zip Code)

617-796-8387
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

        On September 23, 2004, we entered into an agreement to acquire LTA Holdings, Inc., or LTA, for $208 million.

        LTA is a privately owned company that owns and operates independent and assisted living communities in the southeastern United States. Pursuant to the agreement, we expect to acquire 47 senior living communities with 2,636 independent and assisted living units which are located in the following seven states:

State	Communities	Units
South Carolina	12	542
Tennessee	9	527
Virgina	5	483
North Carolina	4	351
Georgia	7	287
Alabama	6	253
Kentucky	4	193
Total	47	2,636

        The majority of these communities were built by LTA between 1997 and 2002, and the average age of all 47 communities is approximately five years. We understand that, as of June 30, 2004, these 47 communities were 85% occupied, and substantially all of the revenues at these communities were paid by residents from their private resources.

        Concurrent with the acquisition, we intend to enter into a $165 million sale lease-back transaction with Senior Housing Properties Trust (NYSE: SNH) for 35 of the communities that will be acquired from LTA. We intend to retain the remaining 12 communities. We expect to fund the balance of the purchase price with cash on hand, and primarily by assuming HUD insured long-term mortgage debt and a lease for four communities from Health Care Property Investors, Inc.

        In addition to the 47 communities currently operated by LTA for its own account, LTA also manages 12 assisted living communities on behalf of third party owners. These 12 communities have 957 living units and are located in Florida (5 facilities and 515 units), Georgia (5 facilities and 334 units), Virginia (1 facility and 56 units) and North Carolina (1 facility and 52 units). Because of the previously confidential nature of the negotiations between us and LTA, we do not now know whether we will continue to manage these communities on a long-term basis, but expect to offer to do so at least for a transition period.

        Completion of this transaction is subject to various conditions customary in transactions of this type, including receiving third-party consents. Subject to satisfaction of these conditions, we expect the closing to occur during the fourth quarter of 2004.

        We were a subsidiary of Senior Housing prior to our spin-off in 2001 and Senior Housing owns many of our properties and is the landlord of most of our facilities. We have material relationships with Senior Housing which are more fully described in paragraphs one through five of the section titled “Certain Relationships and Related Party Transactions” of our Definitive Proxy Statement filed April 12, 2004 with the Securities and Exchange Commission (“SEC”), the section titled “Related Party Transactions” of Item 2 of our Quarterly Report on Form 10-Q filed with the SEC for the quarter ended March 31, 2004 and the section titled “Related Party Transactions” of Item 2 of our Quarterly Report on Form 10-Q filed with the SEC for the quarter ended June 30, 2004, which portions of such filings we collectively incorporate by reference into this Item 1.01.

WARNING REGARDING FORWARD LOOKING STATEMENTS

        THIS FORM 8-K CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND THE FEDERAL SECURITIES LAWS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON OUR PRESENT BELIEFS AND EXPECTATIONS, BUT, FOR MANY DIFFERENT REASONS, THESE FORWARD LOOKING STATEMENTS MAY NOT OCCUR. FOR EXAMPLE:

•	THE MERGER AGREEMENT WITH LTA IS SUBJECT TO VARIOUS CONDITIONS. AS A RESULT OF THESE CONDITIONS, THE PROPOSED MERGER MAY NOT OCCUR.

•	OUR ACQUISITION IS BEING FINANCED IN PART BY THE ASSUMPTION OF EXISTING LTA MORTGAGE DEBT. THE ASSUMPTION OF THIS DEBT GENERALLY REQUIRES LENDERS' CONSENTS. THESE CONSENTS HAVE NOT YET BEEN OBTAINED. OUR FAILURE TO OBTAIN THESE CONSENTS MAY CAUSE THIS TRANSACTION TO NOT OCCUR.

•	THIS FORM 8-K REFERS TO LTA’S MANAGEMENT OF 12 FACILITIES FOR THIRD PARTY OWNERS. THESE THIRD PARTY OWNERS MAY DECIDE TO TERMINATE LTA’S MANAGEMENT CONTRACTS AS A RESULT OF THE CHANGE OF CONTROL OF LTA. ALSO, WE MAY BE UNABLE TO NEGOTIATE MANAGEMENT CONTRACT TERMS FOR THESE FACILITIES WHICH WE CONSIDER TO MAKE THEIR CONTINUED MANAGEMENT DESIRABLE OR PROFITABLE. FOR ANY OF THESE REASONS, WE MAY NOT CONTINUE TO MANAGE THESE FACILITIES AFTER WE ACQUIRE LTA.

INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS.

Item 9.01.  Financial Statements and Exhibits.

(c)     Exhibits.

2.1	Agreement and Plan of Merger by and among Five Star Quality Care, Inc., FVE Acquisition Inc. and LTA Holdings, Inc. dated as of September 23, 2004. (Filed herewith.)

10.1	Letter agreement among Senior Housing Properties Trust, Five Star Quality Care, Inc. and FVE Acquisition Inc. dated September 23, 2004. (Filed herewith.)

[Signature Page Follows]

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIVE STAR QUALITY CARE, INC. By: /s/ Bruce J. Mackey Jr. Name: Bruce J. Mackey Jr. Title: Treasurer and Chief Financial Officer

Dated:  September 27, 2004